Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

December 2, 2008

SEARS HOLDINGS REPORTS THIRD QUARTER RESULTS AND INCREASED SHARE

REPURCHASE AUTHORIZATION

Company Highlights

•	Net loss for the quarter of $1.16 per diluted share ($0.90 per diluted share excluding certain one-time items) as compared to net income of $0.03 per diluted share in the third quarter of 2007

•	Total sales of $10.7 billion in the third quarter of fiscal 2008, with a decline in domestic comparable store sales of 9.0% as compared to the third quarter of fiscal 2007

•	Adjusted EBITDA of $148 million in the third quarter and $722 million through the first three quarters of 2008

•	Managing in a difficult economic environment

•	Reduced domestic inventory by $575 million as of third quarter of 2008

•	Reduced domestic selling and administrative expenses by $129 million in the third quarter

•	Closing select under-performing stores as part of our ongoing review

•	Providing differentiated solutions for our customers, including our layaway program

•

Maintained strong balance sheet and liquidity position, including a $4 billion revolving credit facility, which matures in March 2010, secured by approximately $10 billion of domestic inventory as of quarter end

•	Increased share repurchase authorization of $500 million

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported a net loss of $146 million, or $1.16 per diluted share compared with net income of $4 million, or $0.03 per diluted share, in the prior year. Our third quarter 2008 results include a charge of $101 million ($61 million after tax or $0.49 per diluted share) related to costs associated with the closure of 14 stores and asset impairments, of which $76 million ($46 million after tax or $0.37 per diluted share) relates to non-cash items. This charge was partially offset by mark-to-market gains on Sears Canada hedge transactions of $67 million ($29 million after tax and minority interest or $0.23 per diluted share). Excluding these items, the net loss per diluted share was $0.90 for the third quarter of fiscal 2008. The decline in our third quarter results from the same quarter last year primarily reflects lower operating results at both Sears Domestic and Kmart, partially offset by improved operating results at Sears Canada.

“We believe we have positioned ourselves well for a difficult holiday shopping season. We have reduced our inventory levels, cut expenses, and announced the closing of select underperforming stores as part of our ongoing review. We are offering differentiated solutions for our customers to help them meet their holiday needs, through programs like our successful layaway program at Kmart, which we have recently expanded to Sears, and our Heroes at Home Military Wish Registry, which enables Americans to help make the wishes of military members and their families come true,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “As a result of severe conditions in the economy, our EBITDA forecast mentioned in the August 28, 2008 press release is no longer relevant given its assumption of flat to modest comparable store sales declines in the third and fourth quarters.”

In addition to the 14 store closings noted above, we are closing eight additional underperforming stores. We expect to record a pre-tax charge of up to $21 million related to these closures in the fourth quarter of 2008. We expect that these store closings will be additive to earnings, given that the closure of these stores eliminates negative cash flows incurred from their operations, and will generate cash from the liquidation of inventory and from other proceeds. Mr. Johnson further noted, “Given the current economic and retail environment, we will carefully evaluate alternatives that provide financial flexibility in the near-term, while enhancing shareholder value in the long-term. These actions may include additional store closings or divestitures, remodels or repositioning of existing stores, acquisitions, and repurchases of our debt and common stock.”

Revenues and Comparable Store Sales

For the quarter, our total revenues declined approximately $0.9 billion to $10.7 billion in fiscal 2008, as compared to $11.6 billion for the third quarter of fiscal 2007. The decrease in revenue primarily reflects the impact of lower domestic comparable store sales.

For the quarter, Sears Domestic’s comparable store sales declined 10.6% while Kmart’s comparable store sales declined 7.0%. Total domestic comparable store sales declined 9.0%. The comparable store sales declines at Sears Domestic were more pronounced in the month of October as conditions in the general economy deteriorated further. Comparable store sales declined for the quarter across most major categories at both Kmart and Sears Domestic. Comparable store sales declines continue to be driven by categories directly impacted by housing market conditions (including home appliances at Sears Domestic), a slowdown in consumers’ discretionary spending (including home and household goods and apparel at both Sears Domestic and Kmart and lawn and garden at Sears Domestic), as well as a shift in our promotional strategy for food and consumables at Kmart and tools at Sears Domestic.

November 2008 Comparable Store Sales

Our domestic comparable store sales declined 8.7% during the month of November 2008. This decline includes a decline in comparable store sales of 7.8% at Sears Domestic and 10.0% at Kmart. The month of November 2008 includes two days of the holiday shopping season compared to the month of November 2007 which included nine days due to a one-week shift in the Thanksgiving holiday.

The November Kmart comparable store sales also do not reflect sales made through our layaway program. Initial usage of the program has been encouraging, and these sales are not recognized until after merchandise is both paid for and picked up by customers using the program, which will be predominantly in December 2008.

Comparable store sales declines not attributed to the holiday shift are mainly the result of external economic factors discussed previously. November comparable store sales declines continue to be driven by categories directly impacted by a slowdown in consumers’ discretionary spending (including home and household goods at both Sears Domestic and Kmart and apparel and lawn and garden at Sears Domestic). Declines at Sears Domestic were partially offset by increases in home appliances.

Operating Income

For the third quarter 2008, we reported an operating loss of $202 million, as compared to operating income of $51 million in the third quarter of fiscal 2007. Our operating loss of $202 million was mainly due to the $101 million of above-noted charges, as well as lower gross margin generated at both Kmart and Sears Domestic. We generated $2.9 billion in total gross margin in the third quarter as compared to $3.2 billion in the third quarter last year. The above-noted $101 million charge included a charge to cost of goods sold of $10 million for inventory reserves recorded in connection with store closings. Our gross margin rate decreased by approximately 60 basis points to 26.8% and mainly reflects a rate decline of 150 basis points at Sears Domestic due to increased markdown activity. The decline at Sears Domestic was partially offset by increases of 40 basis points at both Kmart and Sears Canada. If the overall retail environment continues to be impacted by unfavorable economic factors, our sales and gross margin would likely continue to be pressured for the balance of fiscal 2008.

Declines in sales and gross margin were partially offset by a decline of $153 million in selling and administrative expenses for the quarter. The decline includes decreases in domestic expenses of $129 million as compared to the third quarter of fiscal 2007. Depreciation expense increased $71 million and includes a non-cash fixed asset impairment charge of $76 million.

Financial Position

We had cash and cash equivalents of $1.2 billion at November 1, 2008 (of which $502 million was domestic and $670 million was at Sears Canada) as compared to $1.5 billion at November 3, 2007 and $1.6 billion at February 2, 2008. The November 1, 2008 cash balance excludes $94 million on deposit with The Reserve Primary Fund, a money market fund which has temporarily suspended withdrawals while it liquidates its holdings to generate cash to distribute. As a result, we reclassified $94 million from cash to the prepaid expenses and other current assets line within our Condensed Consolidated Balance Sheet at November 1, 2008. We recorded a $3 million loss ($2 million after tax or $0.01 per diluted share) during the third quarter of 2008 in connection with our investment in The Reserve Primary Fund. Subsequently on November 21, 2008, we received notice from The Reserve Primary Fund that it expects to make an additional distribution on or about December 5, 2008 and we estimate our pro rata share to be approximately $54 million.

During the first three quarters of 2008, significant uses of cash included share repurchases of $558 million (as discussed further below), capital expenditures of $395 million, pension contributions of $204 million, net long-term debt repayments of $196 million and payments on commercial paper borrowings of $129 million. These amounts were offset by a $1.9 billion increase in short-term borrowings, primarily through borrowing on our $4 billion credit facility. Had $94 million of our short-term investment in The Reserve Primary Fund been available short-term borrowings would have increased by $1.8 billion.

Merchandise inventories at November 1, 2008 were $11.4 billion, as compared to $12.1 billion at November 3, 2007. Domestic inventory declined $575 million from $11.0 billion at November 3, 2007 to approximately $10.5 billion at November 1, 2008, reflecting the effectiveness of our efforts to control inventory levels. Sears Canada’s inventory levels decreased approximately $189 million from November 3, 2007 to $898 million at November 1, 2008. The decrease in Sears Canada’s inventory is primarily due to the change in exchange rates. As we expect difficult economic conditions to persist in the near term, we intend to tightly manage inventory levels with the goal of reducing domestic inventory levels below last year’s in the fourth quarter.

Resources and Liquidity

Holdings has significant assets, including cash of $1.2 billion, a large number of owned real estate properties, a stable of nationally recognized proprietary brands including Kenmore, Craftsman, Lands’ End and DieHard, our wholly-owned Lands’ End subsidiary and a 72% equity interest in Sears Canada. In addition, on a consolidated basis Holdings has $11.4 billion of inventory, or $7 billion of inventory net of $4.4 billion of accounts payable.

Since the merger of Kmart and Sears created Holdings in 2005, we have consistently generated cash flow from operations. In its first three years (from 2005 to 2007) Holdings generated $5.2 billion of operating cash, and we expect to generate significant cash from operations in fiscal 2008 as well. This strong cash flow has enabled us to reduce our obligations, as we have we paid down approximately $2 billion of the debt assumed in the merger and made contributions of approximately $1 billion to fund the frozen pension plans of our predecessor companies.

Holdings has consistently maintained a strong capital structure with excess liquidity even during the holiday peak. Our revolving credit facility, which matures in March of 2010, is used to issue standby letters of credit to support our insurance programs (currently approximately $1 billion outstanding) and to fund seasonal working capital needs (currently approximately $2 billion in borrowings outstanding excluding our standby letters of credit). As we reach our peak working capital need early in the fourth quarter, we expect to repay the entire $2 billion of borrowings in December (although we do expect to borrow on the revolver again in the month of January 2009). An affiliate of Lehman Brothers has a $207 million total commitment in the $4 billion revolving credit facility, but since September 17, 2008 has not funded its proportionate share of our borrowings under the facility.

Share Repurchase

The Company also announced today that its Board of Directors has approved the repurchase of up to an additional $500 million of the Company’s common shares. This authorization is in addition to the $72 million worth of shares that currently remain available for repurchase under the Company’s existing repurchase program. Share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing of repurchases is dependent on prevailing market conditions, alternative uses of capital and other factors.

Bruce Johnson commented, “After careful consideration and a review of the company’s valuation, prospects, cash flow and liquidity, we believe that our shares represent an attractive investment for our shareholders. Given the difficult retail environment and its effect on our free cash flow, we have reduced our rate of repurchases throughout 2008 as we worked to retain flexibility to pursue opportunities and address contingencies. With significant assets and cash flow, we believe Sears Holdings has the flexibility to continue to invest in our business, repay debt, and consider acquisitions opportunities as well.”

During the 13- and 39- week periods ended November 1, 2008, we repurchased 1.4 million and 7.4 million of our common shares at a total cost of $81 million and $558 million, respectively, under our share repurchase program. During the 4-week period from November 2, 2008 to November 29, 2008 the Company repurchased 1.2 million common shares at a total cost of $53 million. Since the third quarter of fiscal 2005, when our repurchase plan was first approved, we have repurchased approximately 41.4 million of our common shares at a total cost of $4.9 billion pursuant to the program. As of November 28, 2008, we had approximately 123.6 million common shares outstanding.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income appearing on the statement of operations less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		39 Weeks Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Operating income (loss) per statement of operations	$(202)	$51	$(23)	$792
Plus depreciation and amortization(1)	326	255	821	779
Less gain on sales of assets	(1)	—	(39)	(10)

Before excluded items	123	306	759	1,561

Closed store reserve	25	—	25	—
Legal matter reserve	—	—	(62)	—
Sears Canada post-retirement benefit plans curtailment gain	—	—	—	(27)
Hurricane related recoveries	—	(1)	—	(19)

Adjusted EBITDA as defined	$148	$305	$722	$1,515

% to revenues	1.4%	2.6%	2.2%	4.3%

(1)

Depreciation and amortization for the 13- and 39-week periods ended November 1, 2008 includes the $76 million of above-noted fixed asset impairment charges recorded during the third quarter of fiscal 2008.

Adjusted EBITDA for our domestic (United States operations) and Sears Canada operations are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Domestic operations	$33	$197	0.4%	1.9%
Sears Canada	115	108	8.8%	7.9%

Total Adjusted EBITDA	$148	$305	1.4%	2.6%

	39 Weeks Ended
	Adjusted EBITDA		% To Revenues
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Domestic operations	$407	$1,244	1.4%	3.9%
Sears Canada	315	271	8.0%	7.2%

Total Adjusted EBITDA	$722	$1,515	2.2%	4.3%

Quarterly Report on Form 10-Q

For a detailed discussion of the Company’s financial results, please see the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and posted to the Company’s website at http://www.searsholdings.com on December 2, 2008.

Forward-Looking Statements

Results are unaudited. This press release contains forward-looking statements about our expectations regarding our performance, resources and financial position. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities;

competitive conditions in the retail and related services industries; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; general economic conditions and normal business uncertainty, changes in consumer confidence, tastes, preferences and spending, including the impact of fuel costs and spending patterns, the availability and level of consumer debt, and unanticipated increases in our costs; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; our ability to properly implement and realize the expected benefits from our new organizational structure and operating model; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and bankruptcy claims, including proceedings with respect to which the parties have reached a preliminary settlement; and our ability to successfully invest available capital. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer, with over $50 billion in annual revenues, and approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. We also have Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. We are the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

During the fourth quarter of fiscal 2007, Sears Canada changed its fiscal year end from the Saturday nearest December 31st to the Saturday nearest January 31st. Prior to this change, Sears Canada’s results were consolidated into Holdings’ results on a one-month lag. With the change, Sears Canada’s fiscal year end is now aligned with the fiscal year end of Holdings. As required by accounting standards, this change has been retrospectively applied to all prior year amounts included in the following Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Segment Results and Adjusted EBITDA.

Sears Holdings Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
millions, except per share data	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
REVENUES
Merchandise sales and services	$10,660	$11,622	$33,490	$35,629

COSTS AND EXPENSES
Cost of sales, buying and occupancy	7,806	8,432	24,491	25,738
Gross margin dollars	2,854	3,190	8,999	9,891
Gross margin rate	26.8%	27.4%	26.9%	27.8%

Selling and administrative	2,731	2,884	8,240	8,330
Selling and administrative expense as a percentage of total revenues	25.6%	24.8%	24.6%	23.4%

Depreciation and amortization	326	255	821	779
Gain on sales of assets	(1)	—	(39)	(10)

Total costs and expenses	10,862	11,571	33,513	34,837

Operating income (loss)	(202)	51	(23)	792
Interest and investment income	(9)	(31)	(40)	(113)
Interest expense	71	67	202	211
Other income	(80)	—	(78)	(17)

Income (loss) before income taxes and minority interest	(184)	15	(107)	711
Income taxes expense (benefit)	(73)	(4)	(45)	272
Minority interest	35	15	75	39

NET INCOME (LOSS)	$(146)	$4	$(137)	$400

EARNINGS (LOSS) PER COMMON SHARE
Diluted earnings (loss) per share	$(1.16)	$0.03	$(1.07)	$2.70
Diluted weighted average common shares outstanding	125.5	139.9	128.5	148.2

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

	(Unaudited)
millions	November 1, 2008	November 3, 2007	February 2, 2008
ASSETS
Current assets
Cash and cash equivalents	$1,172	$1,535	$1,622
Receivables	1,195	977	744
Merchandise inventories	11,364	12,128	9,963
Prepaid expenses and other current assets	616	730	473

Total current assets	14,347	15,370	12,802

Property and equipment, net	8,265	8,873	8,863
Goodwill	1,658	1,691	1,686
Trade names and other intangible assets	3,302	3,370	3,353
Other assets	382	476	693

TOTAL ASSETS	$27,954	$29,780	$27,397

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,306	$1,379	$404
Merchandise payables	4,414	4,512	3,487
Unearned revenues	1,074	1,128	1,121
Accrued expenses and other current liabilities	3,880	4,452	4,550

Total current liabilities	11,674	11,471	9,562

Long-term debt and capitalized lease obligations	2,175	2,657	2,606
Pension and post-retirement benefits	1,014	1,420	1,258
Minority interest and other liabilities	3,221	3,489	3,304

Total Liabilities	18,084	19,037	16,730

Total Shareholders’ Equity	9,870	10,743	10,667

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,954	$29,780	$27,397

Total common shares outstanding	124.9	137.7	132.4

Sears Holdings Corporation

Segment Results

(Unaudited)

	13 Weeks Ended November 1, 2008
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$3,532	$5,827	$1,301	$10,660

Cost of sales, buying and occupancy	2,753	4,171	882	7,806
Gross margin dollars	779	1,656	419	2,854
Gross margin rate	22.1%	28.4%	32.2%	26.8%

Selling and administrative	828	1,599	304	2,731
Selling and administrative expense as a percentage of total revenues	23.4%	27.4%	23.4%	25.6%
Depreciation and amortization	54	242	30	326
(Gain) loss on sales of assets	—	(2)	1	(1)

Total costs and expenses	3,635	6,010	1,217	10,862

Operating income (loss)	$(103)	$(183)	$84	$(202)

Number of:
Kmart Stores	1,378	—	—	1,378
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,198	263	1,461

Total Stores	1,378	2,131	385	3,894

	13 Weeks Ended November 3, 2007
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$3,803	$6,449	$1,370	$11,622

Cost of sales, buying and occupancy	2,979	4,519	934	8,432
Gross margin dollars	824	1,930	436	3,190
Gross margin rate	21.7%	29.9%	31.8%	27.4%

Selling and administrative	855	1,701	328	2,884
Selling and administrative expense as a percentage of total revenues	22.5%	26.4%	23.9%	24.8%
Depreciation and amortization	28	193	34	255

Total costs and expenses	3,862	6,413	1,296	11,571

Operating income (loss)	$(59)	$36	$74	$51

Number of:
Kmart Stores	1,387	—	—	1,387
Full-Line Stores	—	934	123	1,057
Specialty Stores	—	1,124	255	1,379

Total Stores	1,387	2,058	378	3,823

Sears Holdings Corporation

Segment Results

(Unaudited)

	39 Weeks Ended November 1, 2008
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$11,270	$18,294	$3,926	$33,490

Cost of sales, buying and occupancy	8,706	13,090	2,695	24,491
Gross margin dollars	2,564	5,204	1,231	8,999
Gross margin rate	22.8%	28.4%	31.4%	26.9%

Selling and administrative	2,547	4,777	916	8,240
Selling and administrative expense as a percentage of total revenues	22.6%	26.1%	23.3%	24.6%
Depreciation and amortization	121	606	94	821
Gain on sales of assets	(2)	(6)	(31)	(39)

Total costs and expenses	11,372	18,467	3,674	33,513

Operating income (loss)	$(102)	$(173)	$252	$(23)

Number of:
Kmart Stores	1,378	—	—	1,378
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,198	263	1,461

Total Stores	1,378	2,131	385	3,894

	39 Weeks Ended November 3, 2007
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$12,046	$19,815	$3,768	$35,629

Cost of sales, buying and occupancy	9,237	13,884	2,617	25,738
Gross margin dollars	2,809	5,931	1,151	9,891
Gross margin rate	23.3%	29.9%	30.5%	27.8%

Selling and administrative	2,564	4,913	853	8,330
Selling and administrative expense as a percentage of total revenues	21.3%	24.8%	22.6%	23.4%
Depreciation and amortization	81	601	97	779
Gain on sales of assets	(1)	(1)	(8)	(10)

Total costs and expenses	11,881	19,397	3,559	34,837

Operating income	$165	$418	$209	$792

Number of:
Kmart Stores	1,387	—	—	1,387
Full-Line Stores	—	934	123	1,057
Specialty Stores	—	1,124	255	1,379

Total Stores	1,387	2,058	378	3,823

Sears Holdings Corporation

Adjusted EBITDA

	13 Weeks Ended
	November 1, 2008			November 3, 2007
millions	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(286)	$84	$(202)	$(23)	$74	$51
Plus depreciation and amortization	296	30	326	221	34	255
Less (gain) loss on sales of assets	(2)	1	(1)	—	—	—

Before excluded items	8	115	123	198	108	306

Closed store reserve	25	—	25	—	—	—
Hurricane related recoveries	—	—	—	(1)	—	(1)

Adjusted EBITDA as defined	$33	$115	$148	$197	$108	$305

% to revenues	0.4%	8.8%	1.4%	1.9%	7.9%	2.6%

	39 Weeks Ended
	November 1, 2008			November 3, 2007
millions	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(275)	$252	$(23)	$583	$209	$792
Plus depreciation and amortization	727	94	821	682	97	779
Less gain on sales of assets	(8)	(31)	(39)	(2)	(8)	(10)

Before excluded items	444	315	759	1,263	298	1,561

Closed store reserve	25	—	25	—	—	—
Legal matter	(62)	—	(62)	—	—	—
Hurricane related recoveries	—	—	—	(19)	—	(19)
Sears Canada post-retirement benefit plans curtailment gain	—	—	—	—	(27)	(27)

Adjusted EBITDA as defined	$407	$315	$722	$1,244	$271	$1,515

% to revenues	1.4%	8.0%	2.2%	3.9%	7.2%	4.3%